                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

  / / Preliminary Proxy Statement              / / Confidential, for Use of the
  /X/ Definitive Proxy Statement                   Commission Only (as
  / / Definitive Additional Materials              permitted by Rule
  / / Soliciting Material Pursuant to              14a-6(e)(2))
      Section 240.14a-11(c) or Section
      240.14a-12

                            RALCORP HOLDINGS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

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  (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

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  (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED
PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

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  (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

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  (5) TOTAL FEE PAID:

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    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

[RALCORP LOGO]              RALCORP HOLDINGS, INC.

                              800 MARKET STREET

                          ST. LOUIS, MISSOURI 63101

                                              December 15, 1997

      DEAR RALCORP SHAREHOLDER:

          It is our pleasure to invite you to the 1998 Annual Meeting of Shareholders of Ralcorp Holdings, Inc. on Thursday, January 29, 1998, at 10:00 a.m. at Gateway Center, One Gateway Drive,
      Collinsville, Illinois.

          The enclosed notice and proxy statement contain information relating to matters that will be brought before the meeting. Whether you plan to attend the meeting or not, we urge you to be represented by proxy. For this purpose, please sign, date and return the enclosed proxy as soon as possible in the envelope provided. This will ensure representation of your shares in the event that you are unable to attend the meeting.

          On behalf of the Board of Directors, we hope you will attend this meeting in person. If you plan to do so, please mark the appropriate box on your proxy card.

          We look forward to seeing you on January 29.


                                                  /s/ Joe R. Micheletto

                                                    JOE R. MICHELETTO
                                                 Chief Executive Officer
                                                      and President

                            RALCORP HOLDINGS, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                    December 15, 1997

       TO THE SHAREHOLDERS OF RALCORP HOLDINGS, INC.:

           The 1998 Annual Meeting of Shareholders of Ralcorp Holdings, Inc. will be held at Gateway Center, One Gateway Drive,
       Collinsville, Illinois on Thursday, January 29, 1998, at 10:00 a.m., for the following purposes:

          1. To elect two directors to serve three-year terms expiring at the Annual Meeting of Shareholders to be held in 2001, or until their successors are elected and qualified;

          2. To approve the Company's Incentive Stock Plan; and,

          3. To transact such other business as may properly come before the meeting and any adjournments thereof.

           Only shareholders of record at the close of business on November 21, 1997, will be entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ Robert W. Lockwood

                                          ROBERT W. LOCKWOOD
                                          Secretary

                            RALCORP HOLDINGS, INC.

                               PROXY STATEMENT

    This Proxy Statement is furnished to the shareholders of Ralcorp Holdings, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1998 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the Company's 1997 Annual Report to Shareholders are being mailed to shareholders on or about December 15, 1997.

    On January 19, 1994, a company named Ralcorp Holdings, Inc. ("Old Ralcorp") was incorporated in the State of Missouri. Old Ralcorp became a public company when it was spun-off from its former parent, Ralston Purina Company on March 31, 1994. Old Ralcorp was engaged in several businesses including ski resorts, private label crackers and cookies and branded baby food, but its principal business was branded and private label ready-to-eat cereal. In early 1996, wholesale price discounting by major branded manufacturers in the ready-to-eat cereal category substantially reduced the profitability of Old Ralcorp's combined branded and private label ready-to-eat cereal business. This competitive activity together with Old Ralcorp's debt structure led Old Ralcorp to undertake a number of cost cutting measures and ultimately led Old Ralcorp's management and Board of Directors to approve a restructuring of the Company. This restructuring was ultimately effected and included the following steps:

     * The sale of Old Ralcorp's ski resorts business to Vail Resorts, Inc. on January 3, 1997 in a transaction which included receipt of a minority interest in Vail Resorts, Inc.

     * The transfer of the private label cereal business, private label cracker and cookie business, branded baby food business and ski resort investment into a new company also called Ralcorp Holdings, Inc., which was spun-off to Old Ralcorp shareholders on January 31, 1997. (THIS PROXY STATEMENT RELATES TO THIS NEW COMPANY WHICH IS REFERRED TO IN THIS DOCUMENT AS "NEW RALCORP" OR "THE COMPANY".)

     * The acquisition by General Mills, Inc. of Old Ralcorp on January 31, 1997. At the time of this acquisition, Old Ralcorp contained only the branded cereal business.

    Because of this restructuring, certain information contained in this Proxy Statement, particularly information on compensation of executives who served both Old Ralcorp and New Ralcorp, relates to periods when some or all of the relevant businesses were owned and operated by Old Ralcorp.

                       VOTING AND REVOCABILITY OF PROXY

    The voting securities of the Company presently consist of its $.01 par value Common Stock ("Common Stock"). As of November 21, 1997, the Company had 33,011,317 shares of Common Stock issued and outstanding. No shares of Common Stock were held in the Company's treasury as of November 21, 1997.

    The persons named as proxies on the proxy card accompanying this Proxy Statement were designated by the Company's Board of Directors (the "Board"). The shares represented by each such proxy will be voted in accordance with the terms of the proxy. Proxies also authorize such persons to vote the shares represented thereby on any matters not known at the time this Proxy Statement was printed that may properly be presented for action at the meeting. Any shareholder giving a proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time before its exercise. Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person.

                        RECORD DATE AND VOTING RIGHTS

    Only shareholders of record at the close of business on November 21, 1997, are entitled to vote at the meeting. Each share of Common Stock outstanding on the record date will be entitled to one vote. The Company's shareholders do not have the right to vote cumulatively in electing directors.

    A majority of the outstanding shares entitled to vote at this meeting represented in person or by proxy will constitute a quorum. The affirmative vote of a majority of the shares entitled to vote on the subject matter and present in person or by proxy at a meeting at which a quorum is present is required to elect directors, approve the Incentive Stock Plan (the "Plan") and act on other matters properly brought before the meeting. Shares represented by proxies that are marked "withheld" with respect to the election of any one or more of the nominees for election as directors, proxies that are marked "abstain" on Proposal 2, and proxies that are marked to deny discretionary authority on any other matters will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against such nominee or nominees, approval of the Plan and any such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, the related shares will not be considered as present and entitled to vote with respect to that matter.

                          PROXY STATEMENT PROPOSALS

                            ELECTION OF DIRECTORS
                          (PROPOSAL 1 ON PROXY CARD)

    Under the Company's Restated Articles of Incorporation (the "Articles"), Bylaws and a Board resolution adopted pursuant thereto, the Board consists of six members organized into three classes, with each class consisting of two members and with each director elected to serve for a three-year term.

    At this meeting, the Board proposes the election of two directors to serve three-year terms ending with the 2001 Annual Meeting of Shareholders, or until their successors are elected and qualified. In accordance with the recommendation of its Nominating and Compensation Committee, the Board has nominated William D. George, Jr. and William P. Stiritz for election as directors at this meeting. Each nominee is currently serving as a director and has consented to serve for a new term. If either nominee should be unable to serve as a director, an unanticipated event, proxies denying discretionary authority may be voted in favor of the election of such other person as the Board may nominate, unless the Board reduces the number of directors.

                   INFORMATION ABOUT NOMINEES AND DIRECTORS

    Biographical information regarding Nominees for Director and Directors Continuing in Office is set forth below. Directors' ages are as of December 31, 1997. Board service includes service as a director of Old Ralcorp.

-----------------------------------------------------------------------------------------------------------------
                        WILLIAM H. DANFORTH
                        (Continuing in office -- Term Expiring 1999)
     [PHOTO]
                        Dr. Danforth, 71, has been a director since March, 1994. He is Chairman of the Board of Trustees of Washington University and has served in that capacity since July, 1995.
                        He retired as Chancellor of Washington University in June, 1995, a position he held since 1971. He is also a director of Ralston Purina Company.

-----------------------------------------------------------------------------------------------------------------
                        WILLIAM D. GEORGE, JR.
                        (Standing for election at this meeting for a term expiring 2001)
     [PHOTO]
                        Mr. George, 65, has been a director since March, 1994. He retired as President and
                        Chief Executive Officer and as a member of the Board of Directors of S.C. Johnson &
                        Son, Inc. in January, 1997, a position he held since 1993. He served as S.C. Johnson's
                        President and Chief Operating Officer, Worldwide Consumer Products, from 1990 to 1993.
                        He is also a director of Arvin Industries, Inc. and Moorman Manufacturing Company.

-----------------------------------------------------------------------------------------------------------------
                        JACK W. GOODALL
                        (Continuing in office -- Term Expiring 2000)
     [PHOTO]
                        Mr. Goodall, 59, has been a director since March, 1994. He is Chairman of the Board of
                        Foodmaker, Inc. and has served in that capacity since April, 1996. He served as
                        Chairman, President and Chief Executive Officer of Foodmaker, Inc. from 1985 to 1996.

-----------------------------------------------------------------------------------------------------------------

                                      2



-----------------------------------------------------------------------------------------------------------------
                        DAVID W. KEMPER
                        (Continuing in office -- Term Expiring 1999)
     [PHOTO]
                        Mr. Kemper, 47, has been a director since October, 1994. He is Chairman, President and
                        Chief Executive Officer of Commerce Bancshares, Inc. and has served in that capacity since 1991. He is also a director of SLH Corporation, Tower Properties Company and
                        Wave Technologies International, Inc.

-----------------------------------------------------------------------------------------------------------------
                        JOE R. MICHELETTO
                        (Continuing in office -- Term Expiring 2000)
     [PHOTO]
                        Mr. Micheletto, 61, has been a director since January, 1994. He is Chief Executive
                        Officer and President of Ralcorp Holdings, Inc. and has served in that capacity since
                        September, 1996. He served as Co-Chief Executive Officer and Chief Financial Officer
                        of Ralcorp Holdings, Inc. from 1994 to 1996. He served as Vice President and
                        Controller of Ralston Purina Company from 1985 to 1994, and as Chief Executive Officer of Ralston Resorts from 1991 to 1997. He is also a director of Vail Resorts, Inc.

-----------------------------------------------------------------------------------------------------------------
                        WILLIAM P. STIRITZ, CHAIRMAN OF THE BOARD
                        (Standing for election at this meeting for a term expiring 2001)
     [PHOTO]
                        Mr. Stiritz, 63, has been a director since January, 1994. He is Chairman of the Board of Ralston Purina Company and has served in that capacity since October, 1997. He served as Chairman of the Board, Chief Executive Officer and President of Ralston
                        Purina Company from 1982 to 1997. He is also a director of Angelica Corporation, Ball
                        Corporation, The May Department Stores Company, Reinsurance Group of America,
                        Incorporated and Vail Resorts, Inc.

-----------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MESSRS. GEORGE AND STIRITZ.
                                         ---

                    OWNERSHIP OF THE COMPANY'S SECURITIES

    Table I below sets forth information regarding persons known by the Company to beneficially own (as defined by Securities and Exchange Commission ("SEC") Rule 13d-3) more than 5% of the Company's Common Stock as of
November 21, 1997.

                                        TABLE I

                                  NUMBER OF SHARES
       NAME AND ADDRESS             BENEFICIALLY     % OF SHARES   EXPLANATORY
      OF BENEFICIAL OWNER              OWNED         OUTSTANDING      NOTES
------------------------------------------------------------------------------
First Manhattan Co.                  2,600,839           7.9%          <FA>
437 Madison Avenue
New York, NY 10022

Harris Associates L.P.               3,050,000           9.2%          <FB>
Two North LaSalle Street
Chicago, IL 60602

--------

<FA> Of these shares, First Manhattan Co. has voting and investment powers as follows: sole voting--69,000 shares; shared voting--2,498,189 shares; sole investment--69,000 shares; and shared investment--2,531,839 shares. First Manhattan Co. disclaims beneficial ownership as to 109,200 shares held by family members of general partners of First Manhattan Co.

<FB> Harris Associates L.P. has shared voting and investment powers with respect to all these shares.

    Table II sets forth information regarding beneficial ownership (as defined by SEC Rule 13d-3) of Common Stock by Directors, Nominees for Director, Executive Officers named in the Summary Compensation Table on page 10 (the "Named Executive Officers"), and all Directors and Executive Officers as a group, as of November 21, 1997. Except as noted, all such persons possess sole voting and investment powers with respect to the shares listed. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the Common Stock as of November 21, 1997.

                                                   TABLE II

                    DIRECTORS,                 NUMBER OF SHARES
                  NOMINEES AND                   BENEFICIALLY     % OF SHARES      EXPLANATORY
               EXECUTIVE OFFICERS                  OWNED          OUTSTANDING         NOTES
--------------------------------------------------------------------------------------------------
William H. Danforth                               306,967            <F*>            <FA><FB>

William D. George, Jr.                              1,000            <F*>

Jack W. Goodall                                    30,900            <F*>

David W. Kemper                                     9,000            <F*>

Joe R. Micheletto                                  60,007            <F*>            <FC><FJ>

William P. Stiritz                                876,459             2.7%           <FD>

Robert W. Lockwood                                 17,598            <F*>            <FE><FJ>

James A. Nichols                                   66,705            <F*>            <FF><FJ>

David P. Skarie                                    11,287            <F*>            <FG><FJ>

Susan P. Widham                                     7,093            <F*>            <FH><FJ>

All Directors and Executive Officers
  as a Group (12 persons)                       1,400,836             4.2%           <FI><FJ>

--------
<FA> Excludes 336,900 shares, or 1% of the outstanding Common Stock held by The Danforth Foundation, St. Louis, Missouri. Dr. Danforth is one of ten trustees of the Foundation. Dr. Danforth disclaims beneficial ownership of such shares.

<FB> Dr. Danforth has sole voting and investment powers respecting
     22,648 shares and shares voting and investment powers respecting 284,319 shares. Dr. Danforth disclaims beneficial ownership of 29,397 shares.

<FC> Includes 17,917 shares of Common Stock held under the Company's
     Savings Investment Plan. Mr. Micheletto has only voting power with respect to 1,372 of these shares.

<FD> Includes 18,333 shares of Common Stock owned by Mr. Stiritz's wife.

<FE> Includes 12,535 shares of Common Stock as to which he shares voting and investment powers. Also includes 5,063 shares of Common Stock held under the Company's Savings Investment Plan. Mr. Lockwood has only voting power with respect to 2,699 of these shares.

<FF> Includes 16,419 shares of Common Stock held under the Company's
     Savings Investment Plan. Mr. Nichols has only voting power with respect to 2,377 of these shares.

<FG> Includes 2,800 shares of Common Stock held under the Company's
     Savings Investment Plan. Mr. Skarie has only voting power with respect to 1,807 of these shares.

<FH> Includes 5,015 shares of Common Stock held under the Company's
     Savings Investment Plan. Ms. Widham has only voting power with respect to 2,402 of these shares.

<FI> With respect to all Executive Officers except those named in the above Table: includes 5,776 shares of Common Stock held under the Company's Savings Investment Plan (the Executive Officers have only voting power with respect to 3,014 of these shares).

<FJ> Shares of Common Stock that are held in the Company's Savings
     Investment Plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares of Common Stock reported herein as being held in the Savings Investment Plan with respect to the Executive Officers is an approximation of the number of such shares in the fund allocable to each of the the Executive Officers. The number of shares allocable to a participant in the fund will vary on a daily basis based upon the cash position of the fund and the market price of the Common Stock.

                                      4

              COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5), of the Common Stock with the SEC and the New York Stock Exchange, Inc. Directors, officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

    The Company's Chief Executive Officer and President, J. R. Micheletto, inadvertently filed a Form 4 relating to a purchase of the Company's Common Stock late. The transaction was reported on a Form 4 which was due on June 10, 1997, but which was filed with the SEC on June 17, 1997. The Company believes that during fiscal year 1997 in all other respects its directors and officers complied with all filing requirements applicable to them, based solely on the Company's review of the copies of forms received by it, or written representations from certain reporting persons that no additional forms were required for those persons.

                   DIRECTORS' MEETINGS, COMMITTEES AND FEES

    The Board currently has four regular meetings scheduled per year, and holds such special meetings as deemed advisable, to review significant matters affecting the Company and to act upon matters requiring Board approval. During fiscal year 1997, there were three regular meetings, four special telephonic meetings and one consent of Board of Directors in lieu of a special meeting. Non-management directors receive an annual retainer of $20,000. They are also paid $1,000 for attending each regular or special Board meeting, standing committee meeting, telephonic meeting and consent to action without a meeting. The Company also pays the premiums on Directors' and Officers' liability and travel accident insurance policies insuring directors. Mr. Micheletto receives no remuneration for his services as a director. During the year the non-management Directors also received non-qualified stock options with an exercise price of $12.00 per share, the market price of a share of Common Stock on the date of the grant. Each Director received options on 10,000 shares except Mr. Stiritz who, in light of his important service as Chairman of the Board, received options on 150,000 shares. The options are exercisable upon the Director's retirement from the Board and remain exercisable for various periods of time depending on the circumstances (three years in the case of retirement at, or after, attaining age 70).

    The Company has a Deferred Compensation Plan for Non-Management Directors. Under this plan, any non-management director may elect to defer, with certain limitations, all retainers and fees until retirement or other termination of his or her directorship. Deferrals may be made in Common Stock equivalents in an Equity Option (stock equivalents) or may be made in cash under a Variable Interest Option (interest at prime rate). Deferrals in the Equity Option receive a 33-1/3% Company matching contribution. All Directors have elected to defer their retainer and fees.

    To assist the Board in the discharge of its responsibilities, it has an Audit Committee and a Nominating and Compensation Committee. A description of each of these standing committees and their membership as of the date of this Proxy Statement follows:

                          --------------------------

AUDIT COMMITTEE                        Members: D. W. Kemper,
                                       Chairman; W. H. Danforth,
                                       W. D. George, Jr., J. W. Goodall and
                                       W. P. Stiritz

     The Audit Committee consists of five non-management directors and is responsible for matters relating to accounting policies and practices, financial reporting and internal controls. Each year it recommends to the Board the appointment of a firm of independent accountants to examine the financial statements of the Company. It reviews with representatives of the independent accountants the scope of the examination of the Company's financial statements, results of audits, audit costs and recommendations with respect to internal controls and financial matters. The Audit Committee also reviews nonaudit services rendered by the Company's independent accountants and periodically meets with or receives reports from principal officers. The Audit Committee met three times in fiscal year 1997.

                          --------------------------

NOMINATING AND                         Members: J. W. Goodall,
COMPENSATION COMMITTEE                          Chairman; W. H. Danforth,
                                                W. D. George, Jr.,
                                                D. W. Kemper and
                                                W. P. Stiritz

     The Nominating and Compensation Committee consists of five non-management directors. It recommends to the Board nominees for election as directors and executive officers of the Company. Additionally, it makes recommendations to the Board regarding election of directors to positions on committees of the Board and compensation and benefits for directors. The Nominating and Compensation Committee also sets the compensation of all executive officers and administers the Company's Deferred Compensation Plan for Key Employees and Incentive Stock Plan, including the granting of awards under the latter plan. It also reviews the competitiveness of management compensation and benefit programs and principal employee relations policies and procedures. The Nominating and Compensation Committee met three times in fiscal year 1997.

    The Committee will consider suggestions from shareholders regarding possible director candidates. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company.

    During fiscal year 1997, all Directors attended 75% or more of the aggregate of the meetings of the Board and of the Board committees to which they were appointed.

                       APPROVAL OF INCENTIVE STOCK PLAN

                          (PROPOSAL 2 ON PROXY CARD)

                             DESCRIPTION OF PLAN

    The Incentive Stock Plan (the "Plan") provides for the granting of stock options, restricted stock awards and other awards payable in Common Stock or cash to Company employees, including Named Executive Officers. A copy of the Plan as proposed to be approved is contained in Appendix A to this Proxy Statement. The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing stock awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company. The Plan will be administered by the Nominating and Compensation Committee of the Board of Directors (the "Committee") although the Board also has the authority to perform certain administrative functions and to grant awards. Terms and conditions of awards will be set forth in written agreements. The Plan will continue until January 31, 2007. The Plan provides that 2,900,000 shares of Common Stock will be available for the granting of awards under the Plan. The closing price of the Common Stock on November 21, 1997 was $17.44.

    The Plan is intended to replace the Old Ralcorp Incentive Stock Plan under which new stock awards could no longer be granted following the spin-off of the Company on January 31, 1997. The Plan was approved by the Board on December 18, 1996 shortly after the incorporation of the Company and certain awards (as described in the table on page 8) were granted under it. However, regulations issued by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provide that, in order for an award to a Named Executive Officer under a qualified performance-based compensation plan to be deductible by the Company in the event total compensation for such Executive for the year exceeds $1 million, shareholders must approve the terms of such plan no later than the first shareholder meeting following the spin-off. Consequently, the Plan is being submitted to shareholders for approval at this meeting.

    Any employee or director of the Company or any of its subsidiaries will be eligible for any award under the Plan if selected by the Board or the Committee. There are approximately 2,500 persons employed by the Company and its subsidiaries. Subject to the provisions of the Plan, the Committee will have full authority and discretion to determine the individuals to whom awards will be granted and the amount and form of such awards. No determination has been made by the Board or the Committee with respect to the specific recipients or the amount or nature of any future awards under the Plan except with respect to awards already granted as noted above. Shares that may be granted to a single individual by the Committee are limited to 1.5 million.

    Under the Plan, the Committee will be authorized (i) to grant stock options that qualify as "Incentive Stock Options" ("ISOs") under Section
422 of the Code, and (ii) to grant stock options that do not so qualify. Within the discretion of the Board or the Committee, stock options can be granted at an option price less than, equal to, or more than the fair market value of the Common Stock at the time of grant. No stock option can be exercised more than ten years after the date such option is granted. In the case of ISOs, the aggregate fair market value of the Common Stock with respect to which options are exercisable for the first time by any recipient during any calendar year cannot, under present tax rules, exceed $100,000.

    The Committee will also be authorized to grant Other Stock Awards including, but not limited to, restricted stock awards and deferrals of an employee's cash bonus or other compensation in the form of stock equivalents under such terms and conditions as the Committee may prescribe. The shares of Common Stock that may be granted pursuant to a restricted stock award will be restricted and will not be able to be sold, pledged, transferred or otherwise disposed of until such restrictions lapse. Shares of Common Stock issued pursuant to a restricted stock award will be issued for no monetary consideration.

    The Committee has determined that the deferral of cash bonuses and other compensation under the Plan will be made in accordance with the provisions of the Deferred Compensation Plan for Key Employees. Pursuant to that plan, the Committee may, in its discretion, permit an eligible employee to defer payment of a cash bonus or other cash consideration under the Equity Option of that plan. Upon such deferral, an unfunded account in the employee's name will be credited with an appropriate number of stock equivalents. Also, an additional matching deferral (currently 25%) may be credited with respect to all employee deferrals in any specific fiscal year, subject to forfeiture if the employee leaves employment with the Company (as a result of normal retirement) prior to five years following such crediting. Such employee's account will be credited from time to time with dividend equivalents if dividends are paid by the Company. Distributions under the Equity Option may be made only upon the employee's retirement or other termination of employment. Upon distribution, the employee will receive shares of Common Stock equal to the number of equivalents in such employee's vested balance account or, at the Committee's discretion, may receive the value of such shares in cash.

    The Plan provides that it may be amended by the Board, except that no such amendment can increase the number of shares of stock reserved for awards, withdraw the authority of the Committee to administer the Plan, change the class of individuals who may be eligible for awards, or change the term of awards granted prior to the amendment without the consent of the recipient. Appropriate adjustments will be made to the number of shares available for awards and the terms of outstanding awards under the Plan to reflect any issuance by the Company of another class of common, preferred, or otherwise targeted stock, any stock split-up, spin-off, issuance of targeted stock, stock dividend, combination or reclassification with respect to any outstanding series or class of stock of the Company, the consolidation or merger of the Company with any other entity or the sale of all or substantially all of the assets of the Company.

    Under the Company's current accounting practices, stock options which contain no specific performance criterion and are granted with an option price at least equal to the market price of the Common Stock on the date of grant would not result in any charge against earnings of the Company either at the time of grant or upon exercise. Stock options with a performance component will result in a charge to earnings if the performance criterion is met. If the options are exercised, the proceeds received will be credited to the Common Stock account and to the capital in excess of par account and the shares issued would be added to the total Common Stock outstanding. Other Stock Awards will result in a charge against earnings.

                              NEW PLAN BENEFITS

    The Committee and the Board have the discretion to grant awards under the Plan and, as noted, no determination has been made as to specific recipients or the amount or nature of future awards to be made under the Plan. However, the following table reflects benefits granted or credited during fiscal year 1997. Since benefits granted in any particular year are solely in the discretion of the Committee, amounts shown in this table should not be assumed to predict any awards that may be granted in future years under the Plan. The awards shown below for the Named Executive Officers have also been reported in the Summary Compensation Table on page 10 of this Proxy Statement.

                                                                                           STOCK EQUIVALENTS
                                                                                STOCK     DOLLAR VALUE($)<F2>
                                                            DOLLAR VALUE       OPTIONS        (AS OF DATE           NUMBER OF
               NAME AND PRINCIPAL POSITION                 OF OPTIONS<F1>    GRANTED<F1>     OF CREDITING)     STOCK EQUIVALENTS<F2>
               ---------------------------                 --------------    -----------  -------------------  ---------------------
J. R. Micheletto                                             $  642,000        96,000            $37,500           2,035.278
Chief Executive Officer and President

R. W. Lockwood                                               $  234,063        35,000            $16,250             881.954
Vice President, General Counsel and Secretary

J. A. Nichols                                                $  287,563        43,000            $10,000             542.741
Vice President; and President, Ralston Foods

D. P. Skarie                                                 $  234,063        35,000            $ 8,750             474.898
Vice President and Director of Customer Development

S. P. Widham                                                 $  287,563        43,000            $17,500             949.796
Vice President; and President, Beech-Nut Nutrition
Corporation

Executive Officer Group                                      $2,206,875       330,000            $99,375           5,393.487

Non-Executive Director Group                                 $1,270,625       190,000                  0                   0

Non-Executive Officer Employee Group                         $2,206,875       330,000            $59,670           3,238.521

--------

<F1>  The exercise price, expiration date and other conditions of option grants to the Named Executive Officers are provided in the Option Grant Table on page 11 of this Proxy Statement. All options granted were granted at an option price of $12.00 per share which is equal to the fair market value of the Common Stock on the date of grant. Dollar value reflects value at September 30, 1997.

<F2>  The amount shown reflects only the 25% Company match on amounts deferred during the last fiscal year under the Equity Option of the Deferred Compensation Plan for Key Employees.

                           INCOME TAX CONSEQUENCES

    Stock options to be issued under the Plan as ISOs will satisfy the requirements of Section 422 of the Code. Under the provisions of that section, the optionee will not be deemed to receive any income at the time an ISO is granted or exercised. If the optionee disposes of the shares of Common Stock acquired more than two years after the grant and one year after the exercise of the ISO, the gain, if any (i.e., the excess of the amount realized for the shares over the option price) will be long-term capital gain. If the optionee disposes of the shares acquired on exercise of an ISO within two years after the date of grant or within one year after the exercise of the ISO, the disposition will constitute a "disqualifying disposition" and the optionee will have ordinary income in the year of the disqualifying disposition equal to the fair market value of the stock on the date of exercise minus the option price. The excess of the amount received for the shares over the fair market value at the time of exercise will be short-term capital gain if the shares are disposed of within one year after the ISO is exercised, or long-term capital gain if the shares are disposed of more than one year after the ISO is exercised. If the optionee disposes of the shares in a disqualifying disposition, and such disposition is a sale or exchange which would result in a loss to the optionee, then the amount treated as ordinary income shall not exceed the excess (if any) of the amount realized on such sale or exchange over the adjusted basis of such shares.

    The Company is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has ordinary income as a result of a disqualifying disposition, the Company will have a corresponding deductible expense in an equivalent amount in the taxable year of the Company in which the disqualifying disposition occurs.

    The difference between the fair market value of the option at the time of exercise and the option price is a tax preference item for alternative minimum tax purposes. The basis in stock acquired upon exercise of an ISO for alternative minimum tax purposes is increased by the amount of the preference.

    Stock options issued under the Plan which do not satisfy the requirements of Section 422 of the Code will have the following tax consequences:

    1. the optionee will have ordinary income at the time the option is exercised in an amount equal to the excess of the fair market value of the Common Stock acquired at the date of exercise over the option price;

    2. the Company will have a deductible expense in an amount equal to the ordinary income of the optionee;

    3. no amount other than the price paid upon exercise of the option shall be considered as received by the Company for shares so transferred; and,

    4. any gain from subsequent sale of the shares of Common Stock acquired upon exercise for an amount in excess of fair market value on the date the option is exercised will be capital gain and any loss will be capital loss.

    In general, a recipient of Other Stock Awards, including stock equivalents pursuant to the Deferred Compensation Plan for Key Employees, but excluding restricted stock awards (see below), will have ordinary income equal to the cash or fair market value of the Common Stock on the date received in the year in which the award is actually paid. The Company will have a corresponding deductible expense in an amount equal to that reported by the recipient as ordinary income in the same year so reported. The recipient's basis in the stock received will be equal to the fair market value of the Common Stock when received and his or her holding period will begin on that date.

    With respect to restricted stock awards, such awards do not constitute taxable income under existing Federal tax law until such time as restrictions lapse with respect to any installment. When any installment of shares are released from restriction, the market value of such shares of Common Stock on the date the restrictions lapse constitutes income to the recipient in that year and is taxable at ordinary income rates.

    The Code, however, permits a recipient of a restricted stock award to elect to have the award treated as taxable income in the year of the award and to pay tax at ordinary income tax rates on the fair market value of all of the shares awarded based on the price of the shares on the date the recipient receives a beneficial interest in such shares. The election must be made promptly within time limits prescribed by the Code and the regulations thereunder. Any appreciation in value thereafter would be taxed at capital gain rates when the restrictions lapse and the stock is subsequently sold. However, should the market value of the stock, at the time the restrictions lapse and the stock is sold, be lower than at the date acquired, the recipient would have a capital loss, to the extent of the difference. In addition, if, after electing to pay tax on the award in the year received, the recipient subsequently forfeits the award for any reason, the tax previously paid is not recoverable. Since the lapse of restrictions on restricted stock awards is accelerated in the event of a change in control of the Company, such an acceleration may result in an excess parachute payment, as defined in Section 280G of the Code. In such event, the Company's deduction with respect to such excess parachute payment is denied and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment.

VOTE REQUIRED

    The affirmative vote of a majority of the shares entitled to vote and present in person or by proxy is required for approval.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2, APPROVAL OF THE
                                          ---
INCENTIVE STOCK PLAN.

                                OTHER BUSINESS

    The Board knows of no business that will be presented for consideration at the 1998 Annual Meeting of Shareholders other than that stated above. Should any such matter properly come before the meeting, votes may be cast pursuant to proxies with respect to any such matter in the best judgment of the person or persons acting under the proxies.

                            SELECTION OF AUDITORS

    The Company's Board, upon the recommendation of the Audit Committee, appointed Price Waterhouse as independent accountants for the current fiscal year. Price Waterhouse was the Company's independent accountant for fiscal year 1997 and has served in this capacity since 1994. Representatives of that firm will be present at the 1998 Annual Meeting of Shareholders, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

                            EXECUTIVE COMPENSATION

INTRODUCTION AND SUMMARY

    The following tables and narrative text discuss the compensation paid in fiscal year 1997 to the Named Executive Officers, i.e., the Company's Chief Executive Officer and President and to the Company's four other most highly compensated executive officers.

                                                SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                             (AWARDS)
                                                    ANNUAL COMPENSATION            ----------------------------
                                           -------------------------------------                    SECURITIES
                                                                    OTHER ANNUAL     RESTRICTED     UNDERLYING     ALL OTHER
                                                                    COMPENSATION   STOCK AWARD(S)     OPTIONS     COMPENSATION
  NAME & PRINCIPAL POSITION       YEAR     SALARY($)    BONUS($)        ($)            ($)<F1>          (#)          ($)<F2>
  -------------------------       ----     ---------    --------    ------------   --------------   -----------   ------------
J. R. Micheletto                  1997      $300,000    $150,000       $14,068            0            96,000        $80,466
Chief Executive Officer           1996      $210,000    $100,000       $19,481            0                 0        $46,733
and President                     1995      $210,000    $100,000       $13,169            0            20,000        $41,497

R. W. Lockwood                    1997      $182,000    $ 65,000       $     0            0            35,000        $24,468
Vice President, General           1996      $182,000    $ 43,000       $     0            0                 0        $21,863
Counsel and Secretary             1995      $165,000    $ 43,000       $12,815            0            12,000        $20,900

J. A. Nichols                     1997      $180,000    $ 80,000       $     0            0            43,000        $39,075
Vice President; and President,    1996      $157,000    $ 60,000       $   596            0                 0        $42,080
Ralston Foods                     1995      $140,000    $ 60,000       $12,286            0            15,000        $38,904

D. P. Skarie                      1997      $152,000    $ 65,000       $     0            0            35,000        $16,870
Vice President and Director       1996      $152,000    $ 55,000       $     0            0                 0        $18,931
of Customer Development           1995      $135,000    $ 55,000       $12,000            0            15,000        $16,510

S. P. Widham                      1997      $150,000    $ 70,000       $     0            0            43,000        $24,250
Vice President; and President,    1996      $103,700    $ 36,000       $     0            0                 0        $ 8,382
Beech-Nut Nutrition Corporation   1995      $ 90,000    $ 32,000       $     0            0             4,500        $12,295

--------

<F1>  Vesting of all Old Ralcorp Restricted Stock was accelerated to
      January 31, 1997. (See Nominating and Compensation Committee Report on Executive Compensation on page 13.) No Restricted Stock was held at the end of the 1997 fiscal year.

<F2>  The amounts shown in this column consist of the following: (i) Company matching contributions or accruals to the Company's Savings Investment Plan and Executive Savings Investment Plan. Such amounts are $14,250, $8,218, $9,600, $8,120, and $6,750, respectively, for Messrs. Micheletto, Lockwood, Nichols and Skarie and Ms. Widham; (ii) Amounts attributable to the portion of split-dollar life insurance premiums paid by the Company. These amounts will be repaid on a specified future date. Amounts included are equal to the premiums outstanding during fiscal year 1997 multiplied by the Company's approximate borrowing rate for money borrowed for comparable periods. Such amounts are $28,716 and $19,475 respectively, for Messrs. Micheletto and Nichols; and, (iii) Company 25% matching contributions on deferrals under the Equity Option of the Deferred Compensation Plan for Key Employees. Such amounts are $37,500, $16,250, $10,000, $8,750, and $17,500, respectively, for Messrs.
      Micheletto, Lockwood, Nichols and Skarie and Ms. Widham.

STOCK OPTIONS

    The following table sets forth stock option grants to the Named Executive Officers during fiscal year 1997.

                                         OPTION GRANTS IN LAST FISCAL YEAR
                                                                                              GRANT DATE
                                                     INDIVIDUAL GRANTS                          VALUE
                                  --------------------------------------------------------    ----------
                                    NUMBER OF         % OF TOTAL
                                    SECURITIES          OPTIONS       EXERCISE
                                    UNDERLYING        GRANTED TO       OR BASE                GRANT DATE
                                     OPTIONS           EMPLOYEES        PRICE     EXPIRATION   PRESENT
              NAME                GRANTED(#)<F1>    IN FISCAL YEAR     ($/SH)        DATE     VALUE$<F2>
              ----                --------------    --------------    --------    ----------  ----------
J. R. Micheletto                       96,000            14.5%         $12.00      5/19/2007    $665,390

R. W. Lockwood                         35,000             5.3%         $12.00      5/19/2007    $242,590

J. A. Nichols                          43,000             6.5%         $12.00      5/19/2007    $298,039

D. P. Skarie                           35,000             5.3%         $12.00      5/19/2007    $242,590

S. P. Widham                           43,000             6.5%         $12.00      5/19/2007    $298,039

--------

<F1>  40% of the total shares become exercisable on May 20, 2002 and the remaining 60% of the total shares become exercisable on May 20, 2006.

<F2>  Grant date valuation amounts were determined by application of the
      Black-Scholes valuation method. Assumptions used were as follows: (i) interest rate equals the interpolated Treasury rate for the applicable maturity on the grant date; (ii) dividend yield continues as 0%;
      (iii) expected volatility at grant date equals 30%; and, (iv) exercise period equals period until expiration.

    The following table sets forth fiscal year-end option values. The Company has never granted Stock Appreciation Rights.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                 FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                                          OPTIONS AT FY-END(#)        OPTIONS AT FY-END($)
                                  SHARES ACQUIRED         VALUE        --------------------------  ---------------------------
      NAME                       ON EXERCISE(#)<F1>     REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
      ----                       ------------------     -----------    -----------  -------------  -----------   -------------
J. R. Micheletto                     176,746              $853,301          0          96,000          $0          $642,000

R. W. Lockwood                        44,256              $200,832          0          35,000          $0          $234,063

J. A. Nichols                        127,781              $820,916          0          43,000          $0          $287,563

D. P. Skarie                          42,695              $151,665          0          35,000          $0          $234,063

S. P. Widham                          10,539              $ 30,337          0          43,000          $0          $287,563

--------

<F1>  As a condition to the grants of Employment Agreements described on page 12, the Named Executive Officers were required to either exercise all of their Old Ralcorp stock options (the vesting of which, in the case of certain awards, was accelerated) prior to the spin-off of New Ralcorp or to accept a cash payment equal to the difference between the exercise price and the average of the closing prices of Old Ralcorp stock for the ten days prior to January 31, 1997. Options that were not "in-the-money" were paid off at 50 cents per share. Amounts in this column reflect the exercise by Mr. Nichols of options on 20,416 shares and, for all other shares listed in the column, the number of shares with respect to which a cash payment was made.

COMPENSATION PURSUANT TO PLANS

    During fiscal year 1997, the Company maintained certain plans that provided benefits to executive officers and other employees of the Company. Descriptions of some of those plans follow. The descriptions provided are in summary form and are contained in this Proxy Statement solely in order to meet SEC requirements regarding disclosure of the compensation of the Named Executive Officers and should not be used for any other purpose.

  EMPLOYMENT/SEVERANCE AGREEMENTS

    The Company has Employment Agreements with the Named Executive Officers. The term of these Employment Agreements is three years beginning February 1, 1997 and ending January 31, 2000. The Employment Agreements provide for payment of a minimum monthly salary and minimum bonus each year during the term of the Agreement. Minimum monthly salaries are as follows: Mr. Micheletto--$25,000;
Mr. Lockwood--$15,167; Mr. Nichols--$15,000; Mr. Skarie--$12,667; and
Ms. Widham--$12,500. Minimum bonuses are as follows: Mr. Micheletto--$150,000; Mr. Lockwood--$21,500; Mr. Nichols--$45,000; Mr. Skarie--$27,500; and
Ms. Widham--$37,500.

    Actual monthly salaries and bonuses may be higher within the discretion of the Committee. The Employment Agreements also provide that the Named Executive Officers shall receive an executive level benefit program as determined by the Board.

    Any Named Executive Officer may be terminated at any time without "cause" but if such termination occurs prior to the end of the term of the Employment Agreement, such Named Executive Officer will be entitled to receive monthly base salary, minimum bonus and employee benefits through the end of the term. Notwithstanding these provisions, the Company can terminate the Employment Agreement immediately and without notice if the Named Executive Officer engages in certain specified conduct, including the refusal without cause, to perform his assigned duties, the open criticism in the media of the Company and the participation in any conduct that the Board determines to be contrary to the best interests of the Company ("Termination for Cause").
Upon Termination for Cause, the Company will be obligated to pay the Named Executive Officer such officer's monthly base salary prorated to the date of the termination event.

    In addition, the Company has Management Continuity Agreements with the Named Executive Officers. The purpose of the agreements is to provide severance compensation to each covered executive officer in the event of the officer's voluntary or involuntary termination after a change in control of the Company. The compensation provided would be in the form of a lump sum payment equal to the present value of continuing the executive officer's salary and bonus for a specified period following the executive officer's termination of employment, the continuation of other executive benefits for the same applicable period and certain pension bridging payments. The initial applicable period is two years (three years in the case of the Chief Executive Officer) in the event of an involuntary termination of employment (including a constructive termination) and one year, in the event of a voluntary termination of employment, which periods are subject to reduction for each complete year the executive officer remains employed following the change in control. No payments would be made in the event the executive officer's termination is due to death, disability or normal retirement, or is for cause, nor would any payments continue beyond the executive officer's normal retirement date. If a payment obligation under a Management Continuity Agreement is triggered in connection with the termination of a Named Executive Officer during the term of such officer's Employment Agreement, then payments due under the Management Continuity Agreement shall be reduced by payments made under the Employment Agreement.

    Contracts governing stock options provide that upon a change in control of the Company all terms, conditions, restrictions and limitations in effect with respect to any unexercised award lapse and no other terms and conditions will be applied and any unexercised, unvested, unearned or unpaid shares become 100% vested.

  RETIREMENT PLAN

    The Ralcorp Holdings, Inc. Retirement Plan (the "Retirement Plan") may provide pension benefits in the future to the Named Executive Officers. Substantially all regular U.S. employees having one year of service with the Company or certain of its majority-owned subsidiaries are eligible to participate in the Retirement Plan. Employees become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

    Annual benefits are computed by multiplying the participant's Final Average Earnings (average of participant's five highest consecutive annual earnings during ten years prior to retirement or earlier termination) by the product of 1.5% times the participant's years of service (to a maximum of 40 years) and by subtracting from that amount up to one-half of the participant's primary social security benefit at retirement (with the actual amount of offset determined by age and years of service at retirement).

    The following table shows the estimated annual retirement benefits that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers, assuming age 65 retirement. To the extent an employee's compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the subtraction of social security benefits as described above.

                                                          PENSION PLAN TABLE

     REMUNERATION                                                YEARS OF SERVICE
    (FINAL AVERAGE                 --------------------------------------------------------------------------------------
      EARNINGS)                        10          15           20           25           30           35           40
    --------------                 ----------   ---------    --------     --------     --------     --------     --------
     $100,000                        $15,000    $ 22,500     $ 30,000     $ 37,500     $ 45,000     $ 52,500     $ 60,000
     $200,000                        $30,000    $ 45,000     $ 60,000     $ 75,000     $ 90,000     $105,000     $120,000
     $300,000                        $45,000    $ 67,500     $ 90,000     $112,500     $135,000     $157,500     $180,000
     $400,000                        $60,000    $ 90,000     $120,000     $150,000     $180,000     $210,000     $240,000
     $500,000                        $75,000    $112,500     $150,000     $187,500     $225,000     $262,500     $300,000
     $600,000                        $90,000    $135,000     $180,000     $225,000     $270,000     $315,000     $360,000

    For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 1997, the following years of credited service, calculated to the nearest year: Mr. Micheletto--35 years;
Mr. Lockwood--21 years; Mr. Nichols--22 years; Mr. Skarie--12 years and
Ms. Widham--12 years. Credited service includes service with Ralston, the Company's former parent corporation. Earnings used in calculating benefits under the Retirement Plan and any unfunded supplemental retirement plan previously described are approximately equal to amounts included in the Salary and Bonus columns in the Summary Compensation Table on page 10.

  OTHER BENEFIT PLANS

    Beneficiaries of eligible retired executive officers will be provided a death benefit in an amount equal to 50% of the earnings recognized under the Company's benefit plans for the executive officer during the last full year of employment. This benefit is not presently insured or funded.

    In addition, the Executive Long-Term Disability Plan would provide benefits to the Named Executive Officers, including certain executive officers, in the event they become disabled. The Long-Term Disability Plan, which is available to certain regular employees of the Company and in which officers must participate at their own expense in order to be eligible for the Executive Long-Term Disability Plan, imposes a limit of $5,000 per month (60% of a maximum annual salary of $100,000) on the amount paid to a disabled employee. The Executive Long-Term Disability Plan will provide a supplemental benefit equal to 60% of the difference between the executive officer's previous year's earnings recognized under the Company's benefit plans and $100,000, with appropriate taxes withheld.

                    NOMINATING AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

THE COMMITTEE

    The Nominating and Compensation Committee (the "Committee") is comprised of non-management directors. It approves all direct and indirect compensation of all executive officers, including base salary, bonuses and long-term stock-based awards. Presently, long-term stock-based awards consist of stock options.

    Stock options entitle the recipient to purchase a specified number of shares of the Company's Common Stock after a specified period of time at an option price which is ordinarily equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company while linking the executive's compensation directly to shareholder value since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Common Stock. In addition, since the options "vest" serially over a period of time after the date of grant, they enhance the ability of the Company to retain the executive while encouraging the executive to take a longer-term view on decisions impacting the Company.

BACKGROUND

    The Company was spun-off from Old Ralcorp on January 31, 1997. This spin-off was the culmination of a strategic plan which arose from an upheaval in the competitive environment in the cereal industry and which resulted in a dramatic change in the operations, debt structure, cost structure and staffing of what had been the Old Ralcorp businesses. For more information on the restructuring that took place during the fiscal year, see page 1.

    Although the relevant corporate entity changed during the fiscal year, there was a degree of continuity throughout the year with regard to executive compensation: the Old Ralcorp and New Ralcorp fiscal years remained the same; most of the executive officers of Old Ralcorp became the executive officers of New Ralcorp; and, the membership of the Boards of Directors and their Nominating and Compensation Committees was the same for both companies. Consequently, certain actions taken by the undersigned as members of the Board of Directors or the Nominating and Compensation Committee of Old Ralcorp with regard to executive compensation were ratified and confirmed by the undersigned as members of the Nominating and Compensation Committee of New Ralcorp after that Company was organized and that committee was appointed.

    For purposes of this report no distinction will be made between actions of the undersigned as members of the Board of Directors or the Nominating and Compensation Committee of Old Ralcorp or of New Ralcorp and the term "Committee" shall refer to either or both, as appropriate.

COMPENSATION DECISIONS

    In October of 1996, the Committee met to determine salaries for the 1997 fiscal year and bonuses for the 1996 fiscal year. At the time of this meeting, there was substantial uncertainty regarding the prospects for the Company. Definitive agreements to sell the ski resorts business and the branded cereal business had been signed, but these transactions were being reviewed for anti-trust implications by the U.S. Department of Justice and Federal Trade Commission, respectively. If the results of those reviews were favorable and the two transactions were completed, the remaining company would have much smaller sales and earnings than its predecessor and its success would depend on major cost-cutting and reorganization initiatives which would be challenging to conceive and to implement. Under the circumstances, the Committee felt that it was imperative that certain members of senior management and other selected employees be retained.

    In view of the foregoing, the Committee took the following steps in October, 1996:

    * Approved salaries for the executive officers, including the Named Executive Officers, for the 1997 fiscal year. For several officers, their salaries remained the same as for the 1996 fiscal year. For several other officers, including the Chief Executive Officer, the Committee approved increases based on the Committee's subjective assessment of such officers' anticipated increases in responsibilities. In the case of the Chief Executive Officer, such increase in responsibilities resulted from his assumption, at the beginning of the fiscal year, of responsibilities relating to the Company's food businesses and his designation as sole Chief Executive Officer (he was formerly Co-Chief Executive Officer). In the case of the other executive officers, the Committee also considered and relied upon the recommendations of the Chief Executive Officer who in turn relied to a limited degree on peer group compensation data.

    * Approved bonuses equal to those paid at the end of the 1995 fiscal year. The Committee felt that notwithstanding the significant decline in the Company's profitability, any action which would result in a significant reduction in the executive officers' cash compensation would conflict with the Company's goal of retaining management in order to increase the likelihood of success of the restructuring effort.

    * Approved Employment Agreements for the executive officers for a three-year period beginning February 1, 1997 and ending January 31, 2000. These agreements specify monthly salary and bonus minimums to be paid during the term of the agreements (actual monthly salaries and bonuses can be higher at the Committee's discretion) and are more fully described on page 12. In essence, minimum monthly salaries were set at actual 1997 fiscal year salary levels and minimum bonuses were set at approximately one-half of potential 1997 fiscal year bonuses.

    * Approved the acceleration and vesting of outstanding restricted stock awards and payment in cash of the value (difference between market price and exercise price) of outstanding stock options, in each case effective immediately before the spin-off of New Ralcorp. The Committee took these steps for two reasons:

       * As required by outstanding agreements, restricted stock was vested and option values paid out for those employees terminated in connection with the restructuring of the Company. The Committee felt that employees who were retained should be treated no less favorably in this regard.

       * Since the number of stock awards held by executive officers of Old Ralcorp was in part a function of awards held by them at Ralston prior to the spin-off of Old Ralcorp, the awards were not necessarily reflective of each executive officer's relative responsibilities at Old Ralcorp. If the stock awards had been rolled-over into New
          Ralcorp stock (the only other reasonable alternative), this problem would have been exacerbated since the executive officers' responsibilities had changed further.

    The Committee's intent had been in the past and is expected to be in the future to provide overall cash compensation packages that have a greater "at risk" element than competitive norms, i.e., salaries below industry medians and performance-based bonuses which may permit recipients to achieve total cash compensation packages exceeding medians. However, due to the unusual circumstances which presented themselves during the 1997 fiscal year, the foregoing actions by the Committee were taken primarily to ensure continuity of key management during this critical period of transition for the Company.

    Subsequent to the spin-off of New Ralcorp, the Committee took three additional steps:

    * On May 20, 1997, the Committee increased Mr. Micheletto's minimum bonus under his Employment Agreement from $75,000 to $150,000.

    * On May 20, 1997, the Committee granted stock options to the Named Executive Officers as set forth in the table on page 11. These options together with options granted to other key employees represent in the aggregate approximately 2% of the Company's outstanding Common Stock, an amount considered by the Committee to be appropriate based on stock awards held by executive officers of Old Ralcorp and by executives of other companies in the food industry. Options were allocated among the executive officers, including the Chief Executive Officer, based on the Committee's assessment of the relative potential contributions of each of the executive officers and, to a lesser extent, competitive norms. In the case of executive officers other than the Chief Executive Officer, the Committee also considered the recommendations of the Chief Executive Officer. Pursuant to a delegation by the Committee, the Chief Executive Officer also designated a group of key employees as recipients of the stock awards. The Committee did not grant restricted stock awards during the fiscal year.

    * On September 18, 1997, the Committee approved bonuses for the executive officers including the Named Executive Officers. The amounts of the bonuses were based on historical levels of the officer's salary and bonus at Old Ralcorp; the officer's individual performance (including the quality of strategic plans, organizational and management development, special project leadership and similar manifestations of individual performance); the financial performance of the officer's business unit relative to the business plan (including such areas as sales volume, revenues, costs, cash flow and operating profit); and, Company financial performance (including the measures of business unit performance listed above and, in addition, earnings per share, return on equity and total return to the shareholders). Although the foregoing factors were considered by the Committee, bonuses were not based on application of a numerical formula developed prior to the fiscal year. The bonus of the Chief Executive Officer was based on the Committee's general assessment of the factors described above and, in particular, on the Chief Executive Officer's leadership in the sale of the resort business and in the restructuring of the Company.

                  J. W. Goodall--Chairman                      D. W. Kemper
                  W. H. Danforth                               W. P. Stiritz
                  W. D. George, Jr.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

    A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per person, per year for the Chief Executive Officer and the next four highest-paid executives. The

Committee has directed the Company's management to review executive compensation arrangements, fringe benefits and employee benefit plans in light of this provision. Since income derived from the exercise of stock options granted under a shareholder approved plan is deductible by the Company, the Committee has directed that the Company's Incentive Stock Plan be submitted to the shareholders for approval at this meeting. It is not anticipated that any portion of other forms of compensation to be received during the 1998 fiscal year by the Named Executive Officers would exceed the limit on deductibility by the Company.

    With respect to future years, while it is the general intention of the Committee to meet the requirements for deductibility, the Committee may, in the exercise of its judgment, approve payment of compensation from time to time that may not be fully deductible. The Committee believes this flexibility will enable it to respond to changing business conditions, or to an executive's exceptional individual performance. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Stiritz is on the Company's Nominating and Compensation Committee and is Chairman of the Board of Ralston Purina Company. During the fiscal year, the Company paid Ralston approximately $1.62 million for advertising, research, quality assurance and insurance services. These arrangements were, and for any services continuing in fiscal year 1998 will be, conducted in the ordinary course of business at competitive prices and terms. In addition, as of September 30, 1997, Ralston purchased approximately $9.08 million of Ralcorp products for distribution outside the United States. The arrangement under which these sales were made was, and if continued will be, conducted in the ordinary course of business at competitive prices and terms.

                              PERFORMANCE GRAPH

    The graph displayed below is presented in accordance with SEC requirements. The graph begins on February 3, 1997, the first day of trading for New Ralcorp Common Stock. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Nominating and Compensation Committee Report on Executive Compensation set forth above shall not be incorporated by reference into any such filings.

    Set forth below is a line graph comparing the cumulative total shareholder return for the Company's Common Stock with the cumulative total return of the stocks in the Russell 2000 and Russell 2000 Consumer Staples Indices.



                                   [GRAPH]

   Comparison of Total Return on $100.00 Invested in Ralcorp Holdings, Inc.
     Common Stock on February 3, 1997 vs. Russell 2000 and Russell 2000
                           Consumer Staples Indices

    The Graph depicts the following returns:

                          Russell    Russell 2000
                            2000       Consumer
              Ralcorp      Index     Staples Index
              -------     -------    -------------
2/3/97        100.00       100.00       100.00
9/30/97       151.01       123.85       132.38

                          INDEBTEDNESS OF MANAGEMENT

    Immediately prior to the original spin-off of Old Ralcorp, Ralston Purina Company loaned money to certain executive officers of the Company to pay income taxes on the vesting of Ralston restricted stock awards. The vesting of such awards was accelerated and such executive officers were required to exchange the Ralston stock for Old Ralcorp Common Stock immediately prior to the spin-off. Pursuant to certain securities regulations and the IRS ruling concerning the federal tax treatment of the spin-off, such executive officers were prohibited from selling the Common Stock received pursuant to such exchange to pay taxes until certain events took place. Ralston assigned the promissory notes governing the loans to the Company. Subsequent to the spin-off, it was determined that the amounts of the loans were inadequate to cover the taxes and additional loans were made by the Company. Interest on the loans has been forgiven. The loans were repaid on April 30, 1997. The highest principal amounts outstanding under the loans for such Named Executive Officers during the 1997 fiscal year were: Micheletto--$236,760 and Lockwood--$18,769. Amounts attributable to the forgiven interest are not included in the Summary Compensation Table on page 10 because the loans were not intended to be compensatory.

                            SOLICITATION STATEMENT

    The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company, by telephone or personal contact. Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for a fee of $7,500, plus expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs reasonably incurred by them in sending proxy materials to the beneficial owners of the Company's Common Stock.

                SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Any shareholder proposal intended to be included in the Company's Proxy Statement and Notice of Meeting for the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than August 14, 1998 and must also comply in all respects with the rules and regulations of the Securities and Exchange Commission. Additionally, under the Company's Bylaws, shareholders who desire to nominate a director or present any other business at an Annual Meeting of Shareholders but do not wish such nomination or proposal to be included in the Company's Proxy Statement and Notice of Meeting must follow certain procedures. Generally, to be considered at the 1999 Annual Meeting of Shareholders, a shareholder nomination or proposal not to be included in the Proxy Statement and Notice of Meeting must be received by the Company's Secretary between October 31, 1998 and November 30, 1998. A copy of the Bylaws will be furnished to any shareholder without charge upon written request to the Company's Secretary.

                                           By Order of the Board of Directors,

                                           /s/ Robert W. Lockwood

                                           ROBERT W. LOCKWOOD
                                           Secretary

December 15, 1997

                                                                    APPENDIX A

                 RALCORP HOLDINGS, INC. INCENTIVE STOCK PLAN

                        SECTION I. GENERAL PROVISIONS

A. PURPOSE OF PLAN

    The purpose of the Ralcorp Incentive Stock Plan (the "Plan") is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate directors, officers and other key employees who make important contributions to the success of the Company.

B. DEFINITIONS OF TERMS AS USED IN THE PLAN

    1. "Affiliate" means any subsidiary, whether directly or indirectly owned, or parent of the Company, or any other entity designated by the Committee.

    2. "Award" means a Stock Option granted under Section II of the Plan or Other Stock Award granted under Section III of the Plan.

    3. "Board" means the Board of Directors of Ralcorp Holdings, Inc.

    4. "Committee" means the Nominating and Compensation Committee of the Board of Directors of the Company or any successor committee the Board of Directors may designate to administer the Plan.

    5. "Company" means Ralcorp Holdings, Inc.

    6. "Employee" means any person who is employed by the Company or an Affiliate.

    7. "Fair Market Value" of any class or series of Stock means the fair and reasonable value thereof as determined by the Committee according to prices in trades as reported on the New York Stock Exchange-Composite Transactions. If there are no prices so reported or if, in the opinion of the Committee, such reported prices do not represent the fair and reasonable value of the Stock, then the Committee shall determine Fair Market Value by any means it deems reasonable under the circumstances.

    8. "Stock" means the Ralcorp Common Stock or any other authorized class or series of common stock or any such other security outstanding upon the reclassification of any of such classes or series of common stock, including, without limitation, any stock split-up, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate.

C. SCOPE OF PLAN AND ELIGIBILITY

    Any Employee or director selected by the Board or Committee shall be eligible for any Award contemplated under the Plan.

D. AUTHORIZATION AND RESERVATION

    There shall be established a reserve of 2,900,000 authorized shares of Stock, which shall be the total number of shares of Stock that may be presently issued pursuant to Awards. (Subject to adjustments pursuant to other provisions of the Plan.) The reserves may consist of authorized but unissued shares of Stock or of reacquired shares, or both. Upon the cancellation or expiration of an Award, all shares of Stock not issued thereunder shall become available for the granting of additional Awards. The total number of shares of Stock that may be issued to any one participant during the term of the Plan shall not exceed 1,500,000 shares of Stock.

E. ADMINISTRATION OF THE PLAN

    1. The Committee shall administer the Plan and, in connection therewith, it shall have full power to grant Awards, construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan.

    2. The Committee shall include three or more members of the Board of Directors of the Company. Its members shall be appointed by and serve at the pleasure of the Board of Directors.

    3. The determination of those eligible to receive Awards, and the amount and type of each Award shall rest in the sole discretion of the Committee or the Board, subject to the provisions of the Plan.

                          SECTION II. STOCK OPTIONS

A. DESCRIPTION

    The Committee or the Board may grant options with respect to any class or series of Stock ("Stock Options") that qualify as "Incentive Stock
Options" under Section 422A of the Internal Revenue Code of 1986, as amended, and it may grant Stock Options that do not so qualify.

B. TERMS AND CONDITIONS

    1. Each Stock Option shall be set forth in a written agreement containing such terms and conditions as the Committee or the Board may determine, subject to the provisions of the Plan.

    2. The purchase price of any shares exercised under any Stock Option must be paid in full upon such exercise. The payment shall be made in such form, which may be cash or Stock, as the Committee or the Board may determine.

    3. No Incentive Stock Option may be exercised after the expiration of ten
(10) years from the date such option is granted.

    4. The option price of shares subject to any Stock Option may be any price determined by the Committee or the Board.

    5. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time the option is granted) of the appropriate class or series of Stock with respect to which options are exercisable for the first time by any Employee during any calendar year (under all such plans of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

                       SECTION III. OTHER STOCK AWARDS

    In addition to Stock Options, the Committee or the Board may grant Other Stock Awards payable in any class or series of Stock upon such terms and conditions as the Committee or the Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

    1. Restricted Stock Awards. The Committee or the Board may grant Restricted Stock Awards, each of which consists of a grant of shares of any class or series of Stock subject to terms and conditions determined by the Committee or the Board in each entity's discretion, subject to the provisions of the Plan. Such terms and conditions shall be set forth in written agreements. The shares of Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Stock are subject to forfeiture in accordance with Section IV of the Plan. Shares of Stock issued pursuant to a Restricted Stock Award will be issued for no monetary consideration.

    2. Stock Related Deferred Compensation. The Committee or the Board may, in its discretion, permit the deferral of payment of an Employee's cash bonus or other cash compensation in the form of either cash or any class or series of Stock (or Stock equivalents, each corresponding to a share of such Stock) under such terms and conditions as the Committee or the Board may prescribe. Payment of such compensation may be deferred for such period or until the occurrence of such event as the Committee or the Board may determine. The Committee or the Board may, in each entity's discretion, determine whether any deferral, whether made in cash or such class or series of Stock (or Stock equivalents) shall be paid on distribution in cash or in Stock. If a deferral is permitted in the form of Stock or Stock equivalents, the number of shares of Stock or number of Stock equivalents deferred will be determined by dividing the amount of the Employee's bonus or other cash compensation being deferred by the average of the closing prices of the appropriate class or series of Stock, as reported by the New York Stock Exchange-Composite Transactions, during the ten trading days preceding the effective date of the Committee's or the Board's decision to defer. If the Committee or the Board directs the payments in any class or series of Stock of any portion of amounts deferred in cash, the number of shares of such Stock paid will be determined based on the average of the closing prices of such Stock, as reported by the New York Stock Exchange-Composite Transactions, during the ten trading days before the payment is due. The Committee, or the Board in its discretion, may permit the conversion of deferrals in any class or series of Stock or Stock equivalents into deferrals in cash, or the conversion of deferrals in cash into deferrals in any class or series of Stock or Stock equivalents. In the event such conversion is permitted, the conversion price of the appropriate class or series of Stock shall be based on the Fair Market Value of such Stock. Additional rights or restrictions may apply in the event of a change in control of the Company.

                       SECTION IV. FORFEITURE OF AWARDS

    A. Unless the Committee or the Board shall have determined otherwise, the recipient of an Award shall forfeit all amounts not payable or rights not exercisable upon the occurrence of any of the following events:

    1. The recipient is discharged for cause.

    2. The recipient voluntarily terminates his employment other than by retirement after attainment of age 62, or such other age as may be provided for in the Award.

    3. The recipient engages in competition with the Company or any Affiliate.

    4. The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate.

    B. The Committee or the Board may include in any Award any additional or different conditions of forfeiture it may deem appropriate. The Committee or the Board also, after taking into account the relevant circumstances, may waive any condition of forfeiture stated above or in the Award contract.

    C. In the event of forfeiture, the recipient shall lose all rights in and to the Award. Except in the case of Restricted Stock Awards as to which the restrictions have not lapsed, this provision, however, shall not be invoked to force any recipient to return any Stock already received under an Award.

    D. Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee or the Board, and its determinations shall be conclusive.

                         SECTION V. DEATH OF AWARDEE

    Except as otherwise set forth in the terms of an Award, upon the death of an Award recipient, the following rules apply:

    1. A Stock Option, to the extent exercisable on the date of his death, may be exercised at any time within six (6) months, or such longer period not exceeding three years as the Committee or the Board may determine, after the recipient's death, but not after the expiration of the term of the Option, by the recipient's designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

    2. In the case of any other Award, the Stock due shall be determined as of the date of the recipient's death, and the Company shall issue the appropriate number of shares of the appropriate class or series of Stock or pay cash equal to the Fair Market Value thereof or such other value as the Committee or the Board may in its sole discretion determine. Such issuance of shares of such Stock or payment of cash shall be made to recipient's designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

    An Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee and the

Board may from time to time prescribe) to exercise, in the event of the death of the recipient, a Stock Option, or to receive, in such event, any Other Stock Awards. The Committee and the Board reserve the right to review and approve beneficiary designations. A recipient may from time to time revoke or change any such designation or beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee or the Board shall be in doubt as to the right of any such beneficiary to exercise any Stock Option or to receive any Other Stock Award, the Committee or the Board, as the case may be, may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company and the Committee and the Board and the members thereof shall not be under any further liability to anyone.

                    SECTION VI. OTHER GOVERNING PROVISIONS

A. TRANSFERABILITY

    Except as otherwise noted herein or as approved by the Committee, no award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by him or by his guardian or legal representative.

B. RIGHTS AS A SHAREHOLDER

    A recipient of an Award shall, unless the terms of the Award provide otherwise, have no rights as a shareholder, with respect to any options or shares which may be issued in connection with the Award until the issuance of a Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Stock certificate.

C. GENERAL CONDITIONS OF AWARDS

    No Employee or other person shall have any right with respect to this Plan, the shares reserved or in any Award, contingent or otherwise, until written evidence of the Award shall have been delivered to the recipient and all the terms, conditions and provisions of the Plan applicable to such recipient have been met.

D. RESERVATION OF RIGHTS OF COMPANY

    The selection of an Employee for any Award shall not give such person any right to continue as an Employee and the right to discharge any Employee is specifically reserved.

E. ACCELERATION

    The Committee or the Board may, in its sole discretion, accelerate the date of exercise of any Award.

F. ADJUSTMENTS

    Upon any stock split-up, spin-off, stock dividend, issuance of any targeted stock, combination or reclassification with respect to any outstanding class or series of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, appropriate adjustments shall be made to the shares reserved under Section I.D. of the Plan and the terms of all outstanding Awards.

G. WITHHOLDING OF TAXES

    The Company shall deduct from any payment, or otherwise collect from the recipient, any taxes required to be withheld by federal, state or local governments in connection with any Award. The recipient may elect, subject to approval by the Committee or the Board, to have shares withheld by the Company in satisfaction of such taxes, or to deliver other shares of Stock owned by the recipient in satisfaction of such taxes. Provided, however, that no such election may be made within six months of the date of grant of the relevant award, with respect to Awards of recipients subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16"). The number of shares to be withheld or delivered shall be calculated by reference to the Fair Market Value of the appropriate class or series of Stock on the date that such taxes are determined.

H. NO WARRANTY OF TAX EFFECT

    Except as may be contained in the terms of any Award, no opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Award.

I. AMENDMENT OF PLAN

    The Board of Directors of the Company may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated may reinstate any or all of the provisions of the Plan, except that no amendment, suspension or termination may apply to the terms of any Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination without the recipient's consent.

J. CONSTRUCTION OF PLAN

    The place of administration of the Plan shall be in the State of Missouri, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri.

K. ELECTIONS OF CORPORATE OFFICERS

    Notwithstanding anything to the contrary stated herein, any election or other action with respect to an Award of a recipient subject to Section 16 will be null and void if any such election or other action would cause said recipient to be subject to short-swing profit recovery under Section 16.

                     SECTION VII. EFFECTIVE DATE AND TERM

    This Plan shall be effective upon approval by the shareholders of the Company. The Plan shall continue in effect until January 31, 2007, when it shall terminate. Upon termination, any balances in the share reserve shall be canceled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary to complete all of the Company's obligations under outstanding Awards to conclude the administration of the Plan.

                        RALCORP HOLDINGS, INC.
                        ----------------------
   [RALCORP LOGO]

          PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P  FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 29, 1998
                            AT 10:00 A.M.
R      GATEWAY CENTER, ONE GATEWAY DRIVE, COLLINSVILLE, ILLINOIS

O The undersigned appoints Joe R. Micheletto and Robert W. Lockwood, and each of them, lawful attorneys and proxies of the undersigned, with power of
X substitution, to represent the undersigned at the Annual Meeting of Shareholders of Ralcorp Holdings, Inc. to be held on January 29, 1998, and
Y at any adjournments thereof, and to vote in accordance with the instructions on the reverse side all shares of Common Stock of the Company which the undersigned is entitled to vote.

   TRUSTEE'S AUTHORIZATION. The undersigned also authorizes Vanguard
   Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned's account under the Ralcorp Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.


                 IMPORTANT -- PLEASE SIGN AND DATE ON BACK OF CARD.
               RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;
                             NO POSTAGE NECESSARY.

                                                                  *************
                                                                   SEE REVERSE
                                                                      SIDE
                                                                  *************
-------------------------------------------------------------------------------
                       * DETACH AND RETURN PROXY CARD *


                                 IMPORTANT
                 PLEASE VOTE THE ABOVE PROXY CARD TODAY!
                      YOUR PROMPT RESPONSE WILL SAVE
                    THE EXPENSE OF ADDITIONAL MAILINGS.

   IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING,
       PLEASE CONTACT THE COMPANY'S SHAREHOLDER SERVICES DEPARTMENT
                 AT (314) 877-7046 PRIOR TO THE MEETING.

          IF YOUR ADDRESS HAS CHANGED, PLEASE BE SURE TO NOTIFY
                    SHAREHOLDER SERVICES PROMPTLY.

                       * RETAIN ADMISSION TICKET BELOW *
-------------------------------------------------------------------------------

                             ADMISSION TICKET

                 FOR PRE-REGISTRATION, PLEASE SIGN BELOW.
         PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

                         RALCORP HOLDINGS, INC.
                  1998 ANNUAL MEETING OF SHAREHOLDERS

                            GATEWAY CENTER
              ONE GATEWAY DRIVE, COLLINSVILLE, ILLINOIS
                     THURSDAY, JANUARY 29, 1998
                             10:00 A.M.

     SIGNATURE___________________________________________________

                                                                           2146
/ X /  Please mark your
       votes as in this
       example.

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. If no direction is made, the proxies will vote FOR all nominees listed below and FOR Proposal 2.
-------------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR all nominees for election as directors and FOR Proposal 2.
-------------------------------------------------------------------------------
                            FOR         WITHHELD
1. Election of Directors:  /   /         /   /
   William D. George, Jr.
   William P. Stiritz
      For, except vote withheld from the following nominee:


      ---------------------------------------------------------


                 FOR        AGAINST    ABSTAIN
2. Approval of  /   /       /   /       /   /
   Incentive
   Stock Plan



ANNUAL REPORT                                            /   /
Mark here to discontinue annual report mailing for this account (for multiple-account holders only).

ANNUAL MEETING                                           /   /
Mark here if you plan to attend the annual meeting.

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                                  Please sign exactly as name appears hereon.
                                  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                  ---------------------------------------------

                                  ---------------------------------------------
                                    SIGNATURE(S)                         DATE
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                        * DETACH AND RETURN PROXY CARD *

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING,
               WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON.

                  TO MAKE SURE YOUR SHARES ARE REPRESENTED,
           WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

                   IF YOU PLAN TO ATTEND THE ANNUAL MEETING,
         PLEASE MARK THE "ANNUAL MEETING" BOX ON THE PROXY CARD ABOVE.

                       * RETAIN ADMISSION TICKET BELOW *
-------------------------------------------------------------------------------

                                ADMISSION TICKET

                                     [MAP]


                             FREE PARKING AVAILABLE

                                    APPENDIX

     Page 16 of the printed proxy contains a Performance Graph comparing cumulative total shareholder return from February 3, 1997 to September 30, 1997. The information contained in said graph is depicted in the table ;mmediately following the graph.